Exhibit 5.1

Mayer Brown LLP

700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730

Main Tel +1 713 238 3000
Main Fax +1 713 238 4888

www.mayerbrown.com

June 18, 2013

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as special counsel to Halcón Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with (i) the offering and sale (the “Offering”) by the Company of up to 345,000 shares (the “Preferred Shares”) of its 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), with each Preferred Share initially convertible into 162.4431 shares (the “Initial Conversion Rate”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and, when issued upon conversion of the Preferred Shares, the “Conversion Shares”). The Preferred Shares are being sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of June 13, 2013 among the Company and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-188640) (the “Registration Statement”) and the Prospectus dated May 16, 2013, included therein (the “Base Prospectus”) by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered. On June 17, 2013, the Company filed with the SEC a prospectus supplement dated June 12, 2013 (the “Prospectus Supplement”) pursuant to Rule 424(b)(5) promulgated under the Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), (iv) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (v) the Underwriting Agreement, (vi) the resolutions of the Board of Directors of the Company with respect to the authorization of the Preferred Stock, the determination of the terms of the 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (as evidenced in a Certificate of Designations, Preferences, Rights and Limitations of the 5.75% Series A Cumulative Perpetual Convertible Preferred Stock in the form filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”)) and related matters, (vii) drafts of cross receipts to be delivered by the Company and the Underwriters upon the closing of the Offering, (viii) the specimen of the certificate of Preferred Stock and (ix) such other certificates, statutes and instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In rendering the opinion set forth below, we have assumed that (i) all Preferred Shares have been and will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus and the Underwriting Agreement; (ii) all information contained in all documents reviewed by us is true and correct; (iii) all signatures on all documents examined by us are genuine; (iv) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (v) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement; (vi) the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Delaware has issued a certificate of amendment with respect thereto; (vii) the certificate evidencing the Preferred Stock has been registered by the transfer agent and registrar of the Preferred Stock; and (viii) the Conversion Shares will be issuable upon the conversion of the Shares of Preferred Stock at the Initial Conversion Rate.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             When the Preferred Shares have been issued and sold by the Company against payment therefor in accordance with the terms and conditions of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.             The Conversion Shares issuable upon the conversion of the Preferred Shares, when issued and delivered in accordance with the Certificate of Incorporation and the terms and conditions set forth in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Respectfully submitted,